EXHIBIT 99.2
SGX Pharmaceuticals Announces $25 Million Private Placement
SAN DIEGO. November 20, 2007 — SGX Pharmaceuticals, Inc. (NASDAQ: SGXP) today announced that it has entered into a securities purchase agreement in connection with a private placement to a group of institutional investors that includes OrbiMed Advisors LLC and Great Point Partners, LLC. SGX will receive $25 million in gross proceeds from the sale of 4,943,154 shares of its common stock and the issuance of seven-year warrants to purchase 1,482,944 additional shares of SGX common stock at an exercise price of $5.77 per share. The per unit purchase price of a share of SGX common stock and a warrant to purchase .30 of a share of SGX common stock is $5.0575.
The aggregate net proceeds of the private placement, after deducting the placement agent’s fees and estimated offering expenses payable by SGX, are expected to be approximately $23.2 million. SGX intends to use the net proceeds from the financing to support its research and development efforts as well as for general corporate purposes. SGX believes that the net proceeds of the private placement, together with its existing cash, cash equivalents, short-term investments (and interest thereon) and cash from existing collaborations, commercial agreements and grants, will be sufficient to meet its projected operating requirements into the second half of 2009. Subject to the satisfaction of customary closing conditions contained in the definitive transaction documents, the private placement is expected to close on or about November 21, 2007. Lazard Frères & Co. LLC served as the exclusive placement agent for the transaction.
The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. SGX has agreed to file a registration statement with the Commission covering the resale of the shares of common stock, including shares of common stock issuable upon exercise of the warrants, sold in the private placement.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
About SGX Pharmaceuticals
SGX Pharmaceuticals, Inc. is a biotechnology company focused on the discovery, development and commercialization of innovative cancer therapeutics. The SGX oncology pipeline includes drug candidates from its FAST ™ drug discovery platform, such as next generation BCR-ABL inhibitors being developed by SGX and in partnership with Novartis and MET tyrosine kinase inhibitors, including SGX523, and potent JAK2 inhibitors. More information on the pipeline and drug discovery platform can be found at www.sgxpharma.com and in the SGX’s various filings with the Securities and Exchange Commission.
Forward-looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to, statements with respect to the expected closing of the private placement, the anticipated use of proceeds from the private placement, the projected cash needed to fund SGX’s operating requirements, research and development programs, the potential of SGX’s inhibitors as treatments for certain cancers, partnering opportunities for SGX’s research and development programs and the ability to discover, develop and commercialize cancer therapeutics. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization. The results of early preclinical studies or clinical trials may not be predictive of future results, and the Company cannot provide any assurances that any of its compounds or development candidates will have favorable results in preclinical studies or future clinical trials. In addition, results may be affected by risks related to the implementation of its collaborations, the failure to successfully complete collaborations or partnerships, the partnering of its research and development programs, competition from other biotechnology and pharmaceutical companies, its effectiveness at managing its financial resources, the level of resources that its collaborative partners devote to development of its product candidates, the scope and validity of patent protection for its products, and its ability to obtain additional funding to support its operations. For a discussion of these and other factors, please refer to the risk factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2006, the Company’s quarterly report on Form 10-Q for the three and nine months ended September 30, 2007, as well as other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and SGX undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.
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Contact:	Todd Myers	Jason Spark
	Chief Financial Officer	Media & Investor Relations
	SGX Pharmaceuticals	Porter Novelli Life Sciences
	(858) 558-4850	(619) 849-6005